Exhibit 5c
                 Service Agreement for Home Federal Savings Bank
                   Employee's Savings and Profit Sharing Plan




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                                SERVICE AGREEMENT

                                       FOR

                            HOME FEDERAL SAVINGS BANK
                    EMPLOYEES' SAVINGS & PROFIT SHARING PLAN


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     THIS AGREEMENT made as of ____June 17_____, 199__6__  by and between
Pentegra Services, Inc. ("Pentegra") and ____Home Federal Savings Bank____ (the "Employer").

                          W I T N E S S E T H:
                          - - - - - - - - - -

     WHEREAS, Pentegra sponsors the Employees' Savings & Profit Sharing Plan and the related Trust Agreement (collectively the "Plan"); and

     WHEREAS, the Employer desires to adopt the Plan and contract with Pentegra to provide certain administrative services.

     NOW, THEREFORE, Pentegra, and the Employer agree as follows:

STANDARD SERVICES

- -Pentegra will provide the following services*:

- -Plan Document and related Adoption Agreement.

- -Summary Plan Description booklets.

- -Representatives to explain the Plan's features so that the Plan will meet your benefit needs.

- -Assistance in preparing forms you will need to submit to the Internal Revenue Service in order to request approval of your Plan as a tax-qualified plan and trust under the Internal Revenue Code (the "Code").

- -Administrative manual and the forms and descriptive materials you will need to ease administration of your Plan.

- -Initial enrollment/orientation meetings.

- -Toll-free number and business hour telephone support from your designated Account Representative.

- -Explanation of legislative changes that impact your Plan.

- -Assistance with your annual government reporting requirements.

- -Processing of all enrollments and transactions for your members.


* PLEASE NOTE: IN THIS AGREEMENT, THE TERMS "YOU" AND "YOUR" MEAN THE EMPLOYER. "WE", "US" OR "OUR" MEANS PENTEGRA SERVICES, INC.

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- -Preparation of all loan documents and calculation and recordkeeping of all loan payments (note that the employee-member bears the cost of administering a loan because 2% is deducted from the interest payments which are credited to the employee-member's account, which 2% is used to offset the cost of processing and recordkeeping with respect to the loan).

- -Coordination of all elections and distributions to your members from the Trustee.

- -Descriptions of the investment funds selected.

- -Monthly and quarterly investment fund performance summaries.

- -Member benefit statements and monthly employer summary reports.

- -Preliminary (once per year) and year-end Code Section 401(m) and/or 401(k) compliance testing and calculation of all required corrective distributions.

- -Performance of Top Heavy and Code Section 415 annual analyses for the Plan and participation in the Financial Institutions Retirement Fund and Financial Institutions Thrift Plan, if any.

OPTIONAL SERVICES

Pentegra can also provide for the following services, if you so elect:

- -Additional employee enrollment/orientation meetings.

- -Complete preparation of IRS Form(s) 5300, 5500 and/or 5500-C/R.

- -Code Section 401(m) and/or 401(k) preliminary compliance testing in excess of once per year.

- -Performance of Top Heavy and Code Section 415 annual analyses for all qualified plans adopted by the Employer.

- -Ongoing plan consultation.

- -Special services related to a transfer from an existing plan or recordkeeper.

STANDARD FEES

- -EMPLOYER-PAID ADMINISTRATION

     The annual employer-paid administration fee of $1,500 plus $40 per eligible employee covers all of the standard services described above. Any special service requests related to your specific Plan not listed as STANDARD will be priced in accordance with the optional service fees as described below.


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     The employer-paid administration fee shall be paid monthly based on eligible employees as of the effective date, but subject to periodic revisions so as to reflect any significant changes in employee count.

- -INVESTMENT FEES

     Asset based fees range between 38 and 60 basis points.

OPTIONAL SERVICE FEES

Fees for optional services you elect will be billed at market rates in use at the time the service is elected.

ELECTION OF SERVICES

The package of services governed by this Service Agreement will include the following (choose 1 or 2):

1. ___ The standard package of services only; or

2. _X_ The standard package of services plus one or more of the following (choose whichever shall apply):

          (a)  ___  Additional employee enrollment/orientation meetings.

          (b)  _X_  Complete preparation of IRS Form:  (i)___   5300
                                                      (ii)___   5500
                                                     (iii)_X_  5500-C/R

          (c) ___ Code Section 401(m) and/or 401(k) preliminary compliance testing in excess of once per year.

          (d) ___ Performance of Top Heavy and Code Section 415 annual analyses for all qualified plans adopted by the Employer.

          (e)  ___  Ongoing plan consultation.

          (f) ___ Special services related to a transfer from an existing plan or recordkeeper.

Note: The Employer may contract at a later date for Pentegra to provide any of the above optional services.

PAYMENT METHODS

Payment of the fees for the employer-paid portion of the services selected above will be made in accordance with the following (choose 1 or 2):

     1.   _X_  The monthly fee shall be paid directly by you.

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     2.   ___  The monthly fee shall be paid by you using, to the extent permitted by law, forfeitures available under the Plan, and the remaining fees shall be paid directly by you.

This Agreement will be effective (choose 1 or 2):

     1. _X_ As of the later of: (i) the date executed below, or (ii) upon receipt in our Office, unless you are otherwise notified within 60 days after our receipt that the Agreement is not acceptable; or

     2.   ___  As revised, as of the later of:  (i) the date executed below, or
               (ii) upon receipt in our Office, unless you are otherwise notified within 60 days after our receipt that the Agreement is not acceptable.

PLEASE NOTE:

1. SERVICES NOT REFLECTED IN THIS AGREEMENT MAY BE PROVIDED UPON MUTUAL CONSENT BETWEEN PENTEGRA AND THE EMPLOYER. THE SERVICES PROVIDED IN ACCORDANCE WITH THIS AGREEMENT AND THE FEES AND EXPENSES ASSOCIATED THEREWITH CAN BE MODIFIED OR TERMINATED UPON 60 DAYS WRITTEN NOTICE FROM PENTEGRA TO THE EMPLOYER.

2. The agreement of Pentegra to provide the services described herein is based on the Employer's adoption of the Plan. Our consultants will prepare the Plan's Adoption Agreement and related documents for review and execution by the Employer based on the Plan information furnished to us by the Employer. We shall be entitled to rely upon the information provided by the Employer in the preparation of the Adoption Agreement. The Employer agrees to indemnify and hold Pentegra, the Financial Institutions Retirement Fund ("FIRF") and any director, officer or employee of either such entity harmless from any damages, liabilities or losses of whatever kind which result from or arise in connection with any inaccurate or incorrect information provided to us or any other action for which the Employer is responsible.

3. The Employer acknowledges that neither Pentegra nor any director, officer or employee thereof provides legal or tax advice to the Employer, any affiliate of the Employer, or any employee thereof. Pentegra advises the Employer to obtain its own legal or tax counsel for advice on the Plan design and specifications appropriate for its situation as well as on legal or tax issues which may arise during the operation of the Plan. The Employer acknowledges that it is solely responsible for certain functions under the Plan, including, but not limited to:

     a)   EMPLOYER AND EMPLOYEE CONTRIBUTIONS.   The Employer shall be
          responsible for implementing pre-tax and after-tax payroll contributions to the Plan for each member and any Employer contribution requirements, and transmitting all such contributions to the Trustee at such times and in such manner as mutually agreed between the parties.

     b)   INFORMATION.   The Employer shall be responsible for providing to
          Pentegra, on a timely basis, all member enrollment information and such other information relating to member accounts as Pentegra may require, including any amendments made to such information by a member.


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     c)   INTERPRETATION OF THE PLAN.   The Employer shall be responsible
          generally for resolving questions relating to any interpretation of the Plan's terms and conditions.

     d)   PARTICIPANT CLAIMS.   The Employer shall be responsible for handling
          claims of members relating to the Plan and their accounts established thereunder.

     e)   PLAN QUALIFICATION.   The Employer shall be responsible for
          maintaining the qualification of the Plan, both in its terms and conditions and in its operation pursuant to the Code, the Employee Retirement Income Security Act of 1974 ("ERISA") and all other applicable federal or state laws.

     f)   INVESTMENT DECISIONS.   The Employer shall be responsible for
          selecting and monitoring the Investment Funds made available to members under the Plan and for complying with any applicable Federal or state securities laws.

4. If Pentegra is taking over administration from a prior plan administration firm, we are not responsible for losses resulting from a prior firm's administration, or which are incurred as a result of actions or decisions which were undertaken or made by the prior firm. Pentegra is under no obligation to review prior plan administration work or related tax filings. Where we are retained to provide services during a Plan Year, we shall not be required to verify the accuracy or correctness of work performed in the prior portion of the Plan Year. The Employer agrees to indemnify and hold Pentegra, FIRF and any director, officer or employee of either such entity harmless from any and all liabilities, losses or damages which are the result of or which may arise in connection with any plan administration work performed prior to its retention.


This Agreement terminates on the earlier of (i) the date we receive in our Office a revised Agreement which is accepted by us, or (ii) the date which is the first day of the month immediately following 60 days after we receive in our Office a written notice of termination of the Agreement from the Employer.


PENTEGRA SERVICES, INC.  HOME FEDERAL SAVINGS BANK


By:    /s/ Herbert C. Grove Jr.    By:    /s/ Roger P. Weise
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Name:    Herbert C. Grove Jr.           Name:   Roger P. Weise
       -----------------------                ----------------------
Title:   Senior Vice President          Title:  President & CEO
       ------------------------               ----------------------


Date of Execution: July 26, 1996   Date of Execution:  June 17, 1996
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8/30/95                                 5
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